Exhibit 10.34
PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1 TO
MANUFACTURING AND SUPPLY AGREEMENT
This AMENDMENT NO. 1 (the "First Amendment") to the MANUFACTURING AND SUPPLY AGREEMENT by and between Pacira Limited, incorporated and registered in England and Wales with company number 06378639 whose registered office is at Wessex House, Marlow Road, Bourne End, Buckinghamshire, SL8 5SP ("Pacira"), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom ("Patheon"), dated as of 2 April 2019, is made by and between Pacira and Patheon. Unless otherwise defined herein, capitalized terms used in this First Amendment shall have the meanings set forth in the MANUFACTURING AND SUPPLY AGREEMENT by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated May 1, 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014 (the "Original Agreement") (collectively the "Manufacturing and Supply Agreement").

RECITALS
A.The Parties wish to amend the Manufacturing and Supply Agreement in the manner set forth in this First Amendment.
B.Section 10.7 of the Manufacturing and Supply Agreement states that the Manufacturing and Supply Agreement may be amended or modified by a writing signed by both Parties.
C.The Parties have also entered into a Technical Transfer And Service Agreement (as novated to Pacira pursuant to the Novation Agreement dated I May 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) dated as of April 4, 2014 (the "Original Agreement"), as amended by Amendment No. 1 dated November 15, 2016 (the "First Amendment"), as amended by Amendment No. 2 dated December 20, 2018 (the "Second Amendment"), as amended by Amendment No. 3 dated 2 April 2019 (the "Third Amendment") (the "Technical Transfer And Service Agreement").

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT
]. Bulk Packaging and Cleaning Materials:
a.Schedule 1.49. The Manufacturing and Supply Agreement shall be amended such that the following shall be added to Schedule 1.49, "Materials":
[**]

1. Costs of these bulk packaging components and cleaning Materials will be invoiced to Pacira as part of the Material Costs pursuant to Section 2.2(a) of the Manufacturing and Supply Agreement.
b.Outstanding invoices. Pacira shall pay all outstanding invoices relating to the bulk packaging Materials and cleaning Materials [**] days following the date of execution of this First Amendment by both parties.
1. The total amount of these invoices is, $[**] for the bulk packaging Materials (invoices [**] and [**]) and $[**] for the cleaning Materials (invoices [**], [**], [**], [**], [**], [**], [**]).
2.The Manufacturing and Supply Agreement shall be amended such that Schedules 2.l(a) and 2.1(b) shall be deleted and replaced in their entirety with the Schedules 2.1(a) and 2.1(b) attached hereto in Annex A of this First Amendment.

3.Inflation Index:
a.Effective [**], all references in the Manufacturing and Supply Agreement to the UK RPIJ shall be replaced with UK CPI.
4.The Manufacturing and Supply Agreement shall be amended such that Section 2.7 shall be deleted and replaced, in its entirety, with the following:
"2. Failure or Inability to Supply Product.
(a) Patheon shall ensure that Product is manufactured and delivered to Pacira on a timely basis consistent with the terms of this Agreement (including the Forecast and Purchase Order procedures set forth in Section 2.3). In the event that Patheon, at any time during the Term, shall have reason to believe that ii will be unable to supply Pacira with the full quantity of Product forecasted to be ordered or actually ordered by Pacira in a timely manner and in conformity with the warranty set forth in Section 6.3 (whether by reason of force majeure or otherwise), Patheon shall notify Pacira thereof within [**] business days. Promptly thereafter, the Parties shall meet to discuss how Pacira shall obtain such full quantity of conforming Product. Compliance by Patheon with this Section 2.7(a) shall not relieve Patheon of any other obligation or liability under this Agreement, including any obligation or liability under clauses (b) or (c) below. If Patheon's inability is partial, Patheon shall fulfill Purchase Orders with such quantities of Product as are available. In the event Patheon's inability to meet Purchase Orders or forecasts is due to a shortage of production capacity in the manufacturing Suites, Patheon shall, in addition to the foregoing requirements, promptly notify Pacira of such shortage of production capacity and the estimated date such shortage of production capacity is to end.
(b) If Patheon fails to manufacture the full quantity of Product specified in a Purchase Order by the Agreed Delivery Date and in conformity with the warranty set forth in Section 6.3 (and such failure is directly due to the acts or omissions of Patheon where such acts or omission does not constitute a force majeure event pursuant to the terms of Section 10.2), and Patheon is unable to cure such failure within [**] days, in full and final settlement of such failure, Pacira, at its option, may (i) cancel the unfulfilled portion of such Purchase Order, in which event Pacira shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order. Patheon agrees to provide for each delivery of Product a Certificate of Analysis and a Certificate of Compliance and such other documents as may be required pursuant to the Quality Agreement on or before [**] days from the date of completion of filling of the applicable quantity of Product that is being delivered."
a.The terms "Safety Stock" and "Deposit" will be removed from the other Sections and Schedules of the Manufacturing and Supply Agreement and any reference to these terms in the Manufacturing and Supply Agreement will no longer be applicable.

TERMS
5.Effectiveness of Amendments. The amendments to the provision of the Manufacturing and Supply Agreement set forth herein shall be effective as of the date first set forth above.
6.Full Force and Effect. Except as otherwise amended hereby, the terms and provisions of the Manufacturing and Supply Agreement shall remain in full force and effect and any conflict between the terms of the Manufacturing and Supply Agreement and this First Amendment shall be construed in favor of this First Amendment.
7.Counterparts. This First Amendment may be executed in several counterparts and all so executed shall constitute one and the same instrument, binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. Facsimile or PDF transmission of an executed counterpart of this First Amendment shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this First Amendment.
8.Governing Law. This First Amendment shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. I to Manufacturing and Supply Agreement as of the date first written above.

PATHEON UK LIMITED		PACIRA LIMITED

By:	/s/ LUCA ANDRETTA	By:	/s/ STEPHEN MCCAIRNS

Name:	Luca Andretta	Name:	Stephen McCairns

Title:	Director	Title:	Executive Director, Pacira Limited